[Date]

Ultimus Managers Trust

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Waycross Independent Trust

4965 U.S. Highway 42, Suite 2900

Louisville, KY 40222

Re:	Fund Reorganization

Ladies and Gentlemen:

We have acted as counsel to: (i) the Target Company1, on behalf of the Target Fund, and (ii) the Acquiring Company, on behalf of the Acquiring Fund in connection with the Agreement providing for the acquisition by the Acquiring Fund of all of the assets and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, in exchange for shares of the Acquiring Fund (the "Reorganization"), as set forth in the Agreement.

This opinion is being delivered pursuant to Sections 9.4 of the Agreement.

For purposes of this opinion, we have examined and relied upon (1) the Agreement, (2) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Acquiring Company on behalf of Acquiring Fund, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Target Company on behalf of Target Fund, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

ROBERT M. ELWOOD ● PARTNER & CHIEF OPERATING OFFICER

1536 James Road ● Ardmore, PA 19003 ● p: 484.477.2729

Practus, LLP ● Robert.Elwood@Practus.com ● Practus.com

[1]	Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the AGREEMENT AND PLAN OF REORGANIZATION dated as of [DATE] (“Agreement”), is by and among (i) the Target Company (the entity listed in the column entitled “Target Company” on Exhibit A of this letter), on behalf of the Target Fund (the series of the Target Company listed in the column entitled “Target Fund” on Exhibit A of this letter), (ii) the Acquiring Company (the entity listed in the column entitled “Acquiring Company” on Exhibit A of this letter). on behalf of the Acquiring Fund (the series of the Acquiring Company listed in the column entitled “Acquiring Fund” on Exhibit A of this letter), and (iii) for purposes of paragraphs 5.3, 9.5, 9.6 and 11 of the Agreement only, Waycross Partners, LLC (“Waycross”).

Ultimus Managers Trust

Waycross Independent Trust

[DATE]

Insofar as this opinion relates to certain matters of fact, information with respect to which is in the possession of the Acquiring Company, we have relied (without independent investigation) upon certificates or representations of one or more officers of the Acquiring Company. Similarly, insofar as this opinion relates to certain matters of fact, information with respect to which is in the possession of the Target Company, we have relied (without independent investigation) upon certificates or representations of one or more officers of the Target Company.

We have accepted, without independent verification, the genuineness of all signatures (whether original or copies), the legal capacity of all natural persons at all relevant times and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, copies or facsimile copies and the accuracy of all certificates of public officials.

Any references to "our knowledge," or words of similar import, shall mean the conscious awareness, as to the existence or absence of any facts that would contradict the opinions so expressed, of those attorneys of this firm who have rendered substantive attention to the transaction to which this opinion relates. Other than as set forth herein, we have not undertaken, for purposes of this opinion, any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Acquiring Company. Moreover, we have not searched the dockets of any court, administrative body, agency or other filing office in any jurisdiction. When any opinion set forth below relates to the existence or standing of the Acquiring Company, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

We do not express any opinion herein with respect to (i) the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses that may be limited by any applicable federal or state securities laws or as a matter of public policy, and (ii) the availability of any equitable or other specific remedy upon any breach of the Agreement or of any agreement or obligations referred to therein.

Based upon the foregoing, we are of the opinion that on the basis of existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, current administrative rules and court decisions, generally for U.S. federal income tax purposes:

(a) The transaction contemplated by the Agreement will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Target Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b) Under Sections 361 and 357 of the Code, the Target Fund will not recognize gain or loss upon (i) the transfer of all its assets to the Acquiring Fund solely in exchange for Acquisition Shares and the assumption by the Acquiring Fund of liabilities of the Target Fund in the reorganization and (ii) the distribution of the Acquisition Shares by the Target Fund to its shareholders in the reorganization;

Ultimus Managers Trust

Waycross Independent Trust

[DATE]

(c) Under Section 1032 of the Code, the Acquiring Fund will not recognize gain or loss upon receipt of the assets of the Target Fund solely in exchange for the Acquisition Shares and the assumption by the Acquiring Fund of all liabilities and obligations of the Target Fund in the reorganization;

(d) Under Section 362(b) of the Code, the Acquiring Fund’s tax basis in the assets of the Target Fund transferred to the Acquiring Fund in the reorganization will be the same as the Target Fund’s tax basis in such assets immediately prior to the transfer;

(e) Under Section 1223(2) of the Code, the Acquiring Fund’s holding periods for the assets received from the Target Fund in the reorganization will include the periods during which such assets were held or treated for federal income tax purposes as being held by the Target Fund;

(f) Under Section 354 of the Code, the Target Fund’s shareholders will not recognize gain or loss upon the exchange of all of their shares of the Target Fund for the Acquisition Shares in the reorganization;

(g) Under Section 358 of the Code, the aggregate tax basis of Acquisition Shares received by a shareholder of the Target Fund in the reorganization will be the same as the aggregate tax basis of the Target Fund’s shares exchanged therefor;

(h) Under Section 1223(1) of the Code, a Target Fund shareholder’s holding period for the Acquisition Shares received in the reorganization will include the shareholder’s holding period for the Target Fund shares exchanged therefor, provided the shareholder held such Target Fund shares as capital assets on the date of the exchange;

(i) The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury regulations thereunder; and

(j) The consummation of the transaction contemplated by this Agreement will not terminate the taxable year of the Target Fund. The part of the taxable year of the Target Fund before the Closing Date and the part of the taxable year of the Acquiring Fund after the Closing Date will constitute a single taxable year of the Acquiring Fund.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred here from. The opinion expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

Ultimus Managers Trust

Waycross Independent Trust

[DATE]

Our opinion, as expressed herein, is furnished solely for the benefit of the Target Company, its Trustees and officers, the Acquiring Company, its Trustees and officers, and is not to be circulated, quoted, filed publicly or relied upon by any other persons without our prior written consent.

 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the SEC and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended or the rules and regulations thereunder.

Very truly yours,

On behalf of Practus, LLP

Ultimus Managers Trust

Waycross Independent Trust

[DATE]

EXHIBIT A

Target Company	Target Fund	Acquiring Company	Acquiring Fund
Ultimus Managers Trust	Waycross Long/Short Equity, a series of Ultimus Managers Trust Fund	Waycross Independent Trust	Waycross Long/Short Equity Fund, a series of Waycross Independent Trust

Shares Class Mapping
Target Fund Share Class	Acquiring Fund Share Class
Shares	Shares

5